Exhibit 10.2

Execution Version

PURCHASE AND SALE AGREEMENT

by and between

RICE ENERGY INC.

and

RICE MIDSTREAM PARTNERS LP

dated as of

September 26, 2016

TABLE OF CONTENTS

ARTICLE I DEFINITIONS		2

ARTICLE II CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS		10

2.1	Conveyances	10

2.2	Consideration	10

2.3	Transfer Taxes	10

ARTICLE III REPRESENTATIONS AND WARRANTIES OF RICE		10

3.1	Organization and Existence	10

3.2	Authority and Approval; Enforceability	11

3.3	No Conflict	11

3.4	Consents	12

3.5	Laws and Regulations; Litigation	12

3.6	Environmental Matters	13

3.7	Conveyed Interests	14

3.8	Midstream Assets	15

3.9	Permits	16

3.10	Brokerage Arrangements	16

3.11	Taxes	16

3.12	Contracts.	17

3.13	No Adverse Changes	18

3.14	Financial Statements	19

3.15	Regulatory Status	19

3.16	Bankruptcy	20

3.17	Books and Records	20

3.18	Insurance	20

3.19	Purchase Agreement	20

3.20	Conflicting Dedication	20

3.21	Imbalances	20

3.22	Securities Laws	20

3.23	No Other Representations or Warranties; Schedules	21

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP		21

4.1	Organization and Existence	21

i

4.2	Authority and Approval; Enforceability	21

4.3	No Conflict	22

4.4	Special Approval	22

4.5	Delivery of Fairness Opinion	22

4.6	Brokerage Arrangements	22

4.7	Investment	23

4.8	No Other Representations or Warranties; Schedules	23

4.9	Common Units	23

ARTICLE V CERTAIN COVENANTS		23

5.1	Mutual Covenants	23

5.2	Conduct of the Business	24

5.3	Conduct of Business Standard	26

5.4	Independent Investigation	26

5.5	Post-Closing Receivables and Payments	27

5.6	Further Assurances	27

5.7	Tax Covenants	27

5.8	Distribution of Excluded Assets	29

5.9	Indebtedness and Release of Liens	29

5.10	Existing Gathering Agreements	29

5.11	SEC Matters	29

ARTICLE VI CONDITIONS TO CLOSING		30

6.1	Conditions to Each Party’s Obligation to Effect the Transactions	30

6.2	Conditions to the Obligation of the Partnership	30

6.3	Conditions to the Obligation of Rice	31

ARTICLE VII CLOSING		31

7.1	Closing	31

7.2	Deliveries by Rice	32

7.3	Deliveries by the Partnership	32

ARTICLE VIII INDEMNIFICATION		33

8.1	Indemnification of Rice and Other Parties	33

8.2	Indemnification of the Partnership and Other Parties	33

8.3	Indemnification Procedures	33

8.4	Calculation and Payment of Damages	35

8.5	Waiver of Certain Damages	35

8.6	Limitations on Indemnification	35

8.7	Survival	36

8.8	Mitigation	37

8.9	Sole Remedy	37

8.10	Consideration Adjustment	37

ARTICLE IX TERMINATION		37

9.1	Events of Termination	37

9.2	Effect of Termination	38

ARTICLE X MISCELLANEOUS		38

10.1	Expenses	38

10.2	Notices	38

10.3	Governing Law and Venue	39

10.4	Public Statements	39

10.5	Form of Payment	39

10.6	Entire Agreement; Amendments and Waivers	39

10.7	Binding Effect and Assignment	40

10.8	Severability	40

10.9	Interpretation	40

10.10	Headings and Schedules	41

10.11	Counterparts	41

10.12	Determinations by the Partnership	42

10.13	Representation by Counsel	42

10.14	Disclosure Schedules	42

10.15	No Recourse Against Non-Parties	42

EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment of Conveyed Interest
Exhibit B	Description of Midstream Assets
Exhibit C	Excluded Assets
Exhibit D	Amendment to Existing Gathering Agreement
Exhibit E	Rice Guaranty of Existing Gathering Agreement
Exhibit F	Amendment to Existing Water Services Agreement

Schedule 3.8(c)	Liens
Schedule 6.1(b)	Closing Condition Consents

PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement (this “Agreement”) is made and entered into as of September 26, 2016 by and between Rice Energy Inc., a Delaware corporation (“Rice”), and Rice Midstream Partners LP, a Delaware limited partnership (the “Partnership”). Rice and the Partnership are sometimes referred to in this Agreement individually as a “Party” and together as the “Parties.”

RECITALS:

WHEREAS, pursuant to that certain Purchase and Sale Agreement, dated as of September 26, 2016 (the “Purchase Agreement”), among Rice, as buyer, and the sellers party thereto (collectively, the “Vantage Sellers”), Rice will purchase 100% of the limited liability company interest in each of Vantage Energy, LLC, a Delaware limited liability company (“Vantage I”), and Vantage Energy II, LLC, a Delaware limited liability company (“Vantage II”), from the Vantage Sellers (the “Vantage Acquisition”);

WHEREAS, as a result of the Vantage Acquisition, Rice or one of its Affiliates (as defined below) will become the sole member of each of Vantage I and Vantage II;

WHEREAS, Vantage I and Vantage II directly or indirectly own 100% of the limited liability company interest in each of Vantage Energy Appalachia LLC, a Delaware limited liability company, Vantage Energy II Alpha, LLC, a Delaware limited liability company, Vantage Energy II Access, LLC, a Delaware limited liability company, and Vista Gathering, LLC, a Delaware limited liability company (collectively, the “Vantage Midstream Entities”);

WHEREAS, immediately prior to Closing (as defined below), the Vantage Midstream Entities will distribute the Excluded Assets (as defined below) by means of the Pre-Closing Distribution (as defined below) and terminate, or cause to be terminated, each of the Existing Vantage Gathering Agreements (as defined below);

WHEREAS, subject to the terms and conditions of this Agreement, at Closing, Rice will, or will cause its applicable subsidiaries to, convey 100% of the outstanding limited liability company interests in each of the Vantage Midstream Entities (the “Conveyed Interests”) to the Partnership or its designee in exchange for the Consideration (as defined herein);

WHEREAS, the Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the General Partner (as defined herein) has (i) received an opinion of Piper Jaffray & Co., through its Simmons & Company International division, the financial advisor to the Conflicts Committee (the “Partnership Financial Advisor”), that the Consideration to be paid by the Partnership as consideration for the Conveyed Interests pursuant to this Agreement is fair to the Partnership and its common unitholders (other than the General Partner (as defined herein) and its Affiliates (as defined herein)) from a financial point of view, (ii) determined that the transactions contemplated by the Transaction Documents (as defined herein) are not adverse to the interests of the Partnership and the common unitholders of the Partnership (other than the General Partner and its Affiliates), (iii) granted “Special Approval” with respect to the Transaction Documents and the transactions contemplated thereby pursuant to Section 7.9(d)(i) of the Partnership Agreement (as defined herein), and (iv) recommended that the Board of Directors of the General Partner approve the transactions contemplated by the Transaction Documents;

WHEREAS, the Board of Directors of the General Partner has approved the Transaction Documents and transactions contemplated thereby; and

WHEREAS, at the Closing, on the terms and conditions set forth in this Agreement, each of the events and transactions set forth in Section 2.1 below shall occur.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” or “Affiliates” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to Rice, the term “Affiliate” shall not include any member of the Partnership Group, and (b) with respect to the Partnership Group, the term “Affiliate” shall exclude Rice and its Subsidiaries other than members of the Partnership Group; provided, further, however, that after the Closing, each Vantage Midstream Entity will be deemed to be an Affiliate of the Partnership (not of Rice).

“Agreement” has the meaning set forth in the preamble to this Agreement (including all schedules, exhibits and other attachments), as amended, supplemented or otherwise modified from time to time.

“Annual Financial Statements” has the meaning set forth in Section 3.14(a).

“Assignment of Conveyed Interest” means that certain Assignment of Conveyed Interest in the form attached as Exhibit A hereto.

“Business” means the operations, assets, liabilities and obligations and activities of the Vantage Midstream Entities and/or the Midstream Assets and/or for which the results are reflected in the Financial Statements, but excluding in each case the Excluded Assets.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the State of Texas are authorized or obligated to be closed by applicable Laws.

“Cap” has the meaning set forth in Section 8.6(a).

“Claim Notice” has the meaning set forth in Section 8.3(a).

“Closing” has the meaning set forth in Section 7.1.

“Closing Date” has the meaning set forth in Section 7.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Consent” has the meaning set forth in Section 3.4.

“Consideration” has the meaning set forth in Section 2.2.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement (whether oral or written).

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Conveyed Interests” has the meaning set forth in the recitals to this Agreement.

“Damages” has the meaning set forth in Section 8.1.

“Deductible” has the meaning set forth in Section 8.6(a).

“Delaware Limited Liability Company Act” means the Delaware Limited Liability Company Act, as amended.

“Environmental Laws” means any and all Laws and Orders concerning or relating to public health and safety, worker/occupational health and safety, and the prevention of pollution or protection of the environment, including those relating to or imposing liability or standards of conduct concerning, the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, cleanup or other action or failure to act involving Hazardous Materials, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, noise, or radiation.

“Excluded Assets” has the meaning set forth in Section 5.8.

“Existing Gathering Agreement Guaranty” means that certain Rice Parent Guaranty, made by Rice in favor of the Partnership pursuant to which Rice guarantees all of the obligations of Rice Drilling B LLC and each other Rice Subsidiary (as defined in the Existing Gas Gathering Agreement) under the Existing Gas Gathering Agreement, substantially in the form of Exhibit E.

“Existing Gas Gathering Agreement” means that certain Gas Gathering and Compression Agreement, dated as of December 22, 2014, by and among Rice Drilling B LLC, the Partnership and Alpha Shale Resources LP.

“Existing Gas Gathering Agreement Amendment” means that certain amendment to the Existing Gas Gathering and Compression Agreement, substantially in the form of Exhibit D.

“Existing Vantage Gathering Agreements” means (i) that certain Second Amended and Restated Gas Gathering Agreement, dated as of May 12, 2015, by and among Vista Gathering, LLC and Vantage Energy Appalachia LLC and (ii) that certain Second Amended and Restated Gas Gathering Agreement, dated as of May 12, 2015, by and among Vista Gathering, LLC and Vantage Energy Appalachia II LLC.

“Existing Water Services Agreement” means that certain Amended and Restated Water Services Agreement, dated as of November 4, 2015, by and between Rice Drilling B LLC and Rice Water Services (PA) LLC.

“Existing Water Services Agreement Amendment” means that certain amendment to the Existing Water Services Agreement, substantially in the form of Exhibit F.

“FERC” has the meaning set forth in Section 3.15.

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Tax Authority or other administrative settlement with or final administrative decision by the relevant Tax Authority, (c) a final disposition of a claim for refund, or (d) any agreement between Rice and the Partnership which they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.

“Financial Statements” has the meaning set forth in Section 3.14(a).

“GAAP” means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination, consistently applied.

“General Partner” means Rice Midstream Management LLC, a Delaware limited liability company.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court, tribunal,

arbitrating body or any governmental or administrative department, commission, board, body, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product or byproduct, (d) any polychlorinated biphenyl, (e) any asbestos or asbestos-containing materials, and (f) any substance, pollutant, contaminant, material, or waste, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, control, or remediation under any Environmental Law.

“Hydrocarbons” shall mean oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Imbalance” shall mean any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Vantage Oil and Gas Properties, regardless of whether such imbalance arises at the platform, wellpad, wellhead, pipeline, gathering system, transportation system, processing plant or other location.

“Indebtedness” means (a) all Liabilities (including accrued and unpaid interest) of any Vantage Midstream Entity relating to borrowed money, (b) any other indebtedness or Liability secured by a Lien on (i) any Midstream Asset other than any Permitted Lien or (ii) any of the Conveyed Interests, (c) all Liabilities of any Vantage Midstream Entity evidenced by bonds, debentures, notes or similar instruments, (d) all Liabilities of any Vantage Midstream Entity as an account party in respect of letters of credit and bankers’ acceptances or similar credit transactions and (e) all Liabilities of any Vantage Midstream Entity guaranteeing any obligations of any other Person of the type described in the foregoing clauses (a) and (d).

“Indemnity Claim” has the meaning set forth in Section 8.3(a).

“Influence” means to use its best efforts to cause the applicable Person to take or refrain from taking a particular action, including (i) notifying or requesting (if applicable) such Person to take or refrain from taking such action, and (ii) with respect to a covenant or agreement of a Party relating to such Person, that such Party will exercise any voting, managerial, consent, approval or waiver rights or similar authority or right available to such Party in a manner consistent with the applicable covenant or agreement; provided, that no Party shall have an obligation to perform any action that is prohibited by its Organizational Documents, any Contract to which it is a party or applicable Laws.

“Interim Balance Sheet” has the meaning set forth in Section 3.14(a).

“Interim Financial Statements” has the meaning set forth in Section 3.14(a).

“Law” means all laws (including common law), statutes, codes, rules, regulations, ordinances, directives, orders, judgments, decrees, injunctions, franchises, Permits, certificates, licenses or authentications or any similar provisions having the force or effect of Law of any applicable Governmental Authority.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, Damage, deficiency, Tax, interest, penalty, amount paid in settlement, judgment, assessment, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether vested, absolute or contingent, known or unknown, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated, and whether contractual, statutory or otherwise.

“Lien” means (i) any claim, mortgage, security interest, deed of trust, pledge, hypothecation, assignment, charge or other encumbrance, lien (statutory or otherwise), right or preferential arrangement of any kind or nature whatsoever in respect of any property or assets (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement) or other similar property interest or encumbrance in respect of any property or asset, and (ii) any easements, rights-of-way, restrictions, restrictive covenants, rights, leases and other encumbrances or other similar interest or right on the title to real or personal property (whether or not of record).

“Litigation” has the meaning set forth in Section 3.5(a).

“Midstream Assets” means all rights, title and interest in and to any assets (a) owned by any Vantage Midstream Entity, (b) reflected on the Interim Balance Sheet and/or (c) as set forth on Exhibit B, but excluding in each case all Excluded Assets.

“Midstream Contracts” has the meaning set forth in Section 3.12.

“Non-Party Affiliates” has the meaning set forth in Section 10.15.

“Oil and Gas Properties” shall mean all right, title and interest in and to the following: (a) all oil and gas, mineral or similar leases to, together with any overriding royalties, production payments and net profits interests in such leases; (b) all rights, titles and interests in and to, or otherwise derived from, all presently existing and valid oil, gas or mineral unitization, pooling or communitization agreements, declarations and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations or other official acts of any federal, state or other authority having jurisdiction, voluntary unitization agreements, designations and/or declarations) relating to leases or lands covered by such leases; (c) all oil, condensate, natural gas, injection, salt water disposal or water wells, whether producing, non-producing, shut-in or abandoned, located on or allocable to leases or units; and (d) all Hydrocarbons produced and saved from the properties described in subsections (a)-(c) of this definition.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Authority, arbitrator, or mediator.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” has the meaning set forth in Section 4.5.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Financial Advisor” has the meaning set forth in the recitals to this Agreement.

“Partnership Fundamental Representations” has the meaning set forth in Section 8.7(b).

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 8.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) in any material respect adversely affects, or could reasonably be expected to adversely affect, the Partnership’s ability to satisfy its obligations under the Transaction Documents or (b) does, or could reasonably be expected to, prevent or materially impede or delay the Partnership’s ability to consummate the transactions contemplated by the Transaction Documents.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, orders, approvals, authorizations, emission credits, grants, consents, notices, waivers, registrations, filings, accreditations, concessions, warrants, franchises and similar rights and privileges granted by any Governmental Authority.

“Permitted Liens” has the meaning set forth in Section 3.8(a).

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or department or political subdivision thereof or other entity.

“Pre-Closing Distribution” has the meaning set forth in Section 5.8.

“Proceeding” means any action, suit, arbitration proceeding, administrative or regulatory investigation, review, audit, proceeding, citation, summons or subpoena of any nature (civil, criminal, regulatory or otherwise) in law or in equity.

“Rice” has the meaning set forth in the preamble to this Agreement.

“Rice Closing Certificate” has the meaning set forth in Section 6.2(c).

“Rice Fundamental Representations” has the meaning set forth in Section 8.7(a).

“Rice Indemnitees” has the meaning set forth in Section 8.1.

“Rice Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of the Vantage Midstream Entities, the Business or the Midstream Assets taken as a whole, other than any changes (x) in the general state of the industries in which the Business operates or (y) in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, provided, that in the case of clauses (x) and (y), the impact on the Business is not materially disproportionate to the impact on companies engaged in similar lines of business as the Business, (b) in any material respect adversely affects, or could reasonably be expected to adversely affect, Rice’s ability to satisfy its obligations under the Transaction Documents, or (c) does, or could reasonably be expected to, prevent or materially impede or delay Rice’s ability to consummate the transactions contemplated by the Transaction Documents.

“Rice Property” has the meaning set forth in Section 3.8(b).

“Rice Special Liabilities” means (i) Liabilities relating to Indebtedness existing as of the Closing Date, (ii) Liabilities relating to, arising from or otherwise attributable to the Business to the extent relating to, arising from, or otherwise attributable to facts, circumstances or events occurring prior to the Closing Date and (iii) Transaction Costs.

“Rights-of-Way” has the meaning set forth in Section 3.8(a).

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that (a) with respect to Rice, the term “Subsidiary” shall not include any member of the Partnership Group and (b) after the Closing each Vantage Midstream Entity will be deemed to be a Subsidiary of the Partnership (not of Rice).

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Proceeding” has the meaning set forth in Section 5.7(d).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Transaction Costs” means all reasonable documented, out-of-pocket fees and expenses payable to any agent or consultant, including attorneys, brokers, finders, financial and other advisors and accountants relating to the preparation for, or the discussion, negotiation, documentation and closing of, the transactions contemplated by this Agreement; provided, however, that Transaction Costs shall not include any fees and expenses associated with the financing of the Consideration.

“Transaction Documents” means this Agreement, the Existing Gas Gathering Agreement, each of the other documents and certificates to be delivered at Closing pursuant to Section 7.2 and Section 7.3 hereof and the agreements, instruments, documents and certificates contemplated hereby and thereby.

“Transfer Taxes” has the meaning set forth in Section 2.3.

“Vantage I” has the meaning set forth in the recitals to this Agreement.

“Vantage II” has the meaning set forth in the recitals to this Agreement.

“Vantage Acquisition” has the meaning set forth in the recitals to this Agreement.

“Vantage Midstream Entities” has the meaning set forth in the recitals to this Agreement.

“Vantage Oil and Gas Properties” means all Oil and Gas Properties of Vantage I and Vantage II, the Vantage Midstream Entities and their respective Subsidiaries (including Vantage Energy Appalachia, LLC and Vantage Energy Appalachia II LLC).

“Vantage Sellers” has the meaning set forth in the recitals to this Agreement.

“Voting Securities” of a Person means securities of any class of such Person entitling the holders thereof to vote in the election of, or to appoint, members of the board of directors or other similar governing body of the Person.

ARTICLE II

CONVEYANCES, ACKNOWLEDGMENTS AND DISTRIBUTIONS

2.1    Conveyances. At the Closing, on the terms and subject to the conditions of this Agreement, Rice shall sell, assign, transfer and convey to the Partnership the Conveyed Interests free and clear of all Liens other than Liens under the Organizational Documents of the Vantage Midstream Entities and restrictions on transfer under applicable securities Laws, in exchange for the Consideration, and the Partnership shall accept the sale, assignment, transfer and conveyance of the Conveyed Interests.

2.2    Consideration. At the Closing, in consideration for the sale and conveyance of the Conveyed Interests, the Partnership shall pay Rice $600 million in aggregate consideration (the “Consideration”), which the Partnership, at its option, may pay in (a) cash or (b) a combination of (i) cash, which shall not be less than $350 million, and (ii) common units representing limited partner interests in the Partnership (“Common Units”). If the Partnership elects to pay a portion of the Consideration in Common Units as contemplated in the preceding sentence, the value of the Common Units so issued shall be determined by multiplying (x) the number of Common Units so issued by (y) the price per Common Unit calculated using the volume weighted average trading price of the Common Units for the 10 trading days immediately prior to the Closing.

2.3    Transfer Taxes. To the extent that any sales, use, transfer, purchase, filing, recordation, stamp, registration and similar Taxes (collectively, “Transfer Taxes”) are payable as a result of the transactions contemplated by this Agreement, such Transfer Taxes shall be borne fifty percent (50%) by Rice and fifty percent (50%) by the Partnership. To the extent under applicable Law the transferee is responsible for filing Tax Returns or other documentation in respect of Transfer Taxes, the Partnership shall prepare and file all such Tax Returns or other documentation. The Parties shall provide such certificates and other information and otherwise cooperate in good faith to minimize, to the extent permitted under applicable Law, any Transfer Taxes. The Party that is not responsible under applicable Law for paying the Transfer Taxes shall pay its share of the Transfer Taxes to the responsible Party prior to the due date of such Transfer Taxes.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF RICE

Rice hereby represents and warrants to the Partnership that:

3.1    Organization and Existence.

(a)    Rice has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.

(b)    Each of the Vantage Midstream Entities has been duly organized and is validly existing and in good standing under the laws of the jurisdiction of its formation, with full limited liability company power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each of the Vantage Midstream Entities is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, have a Rice Material Adverse Effect. Rice has delivered to the Partnership correct and complete copies of each of the Vantage Midstream Entity’s Organizational Documents, as amended to date, and there are no amendments, modifications or rescissions with respect thereto. There is no pending, or to the knowledge of Rice, threatened, action for the dissolution, liquidation or insolvency of any Vantage Midstream Entity.

(c)    None of the Vantage Midstream Entities has any Subsidiaries or owns any ownership interest in any other Person.

3.2    Authority and Approval; Enforceability. Rice has the corporate power and authority to execute and deliver this Agreement and Rice and each of its Subsidiaries has the corporate, limited liability company or other entity power and authority to execute and deliver any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by Rice of this Agreement and the execution and delivery by Rice and each of its Subsidiaries of any other Transaction Document to which it is or will be a party, the performance by Rice or its applicable Subsidiary of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite corporate, limited liability company or other entity action of Rice and any applicable Subsidiary of Rice. Each of this Agreement and any other Transaction Document to which Rice or any Subsidiary of Rice is or will be a party constitutes or will constitute, upon execution and delivery by Rice or such applicable Subsidiary of Rice, the valid and binding obligation of Rice or such Subsidiary of Rice, enforceable against Rice or such Subsidiary of Rice in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3    No Conflict. This Agreement, the other Transaction Documents to which Rice or any Subsidiary of Rice is or will be a party, the execution and delivery hereof and thereof by Rice or any Subsidiary of Rice do not and will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a)    conflict with any of the provisions of the Organizational Documents of Rice or any of its Subsidiaries;

(b)    conflict with any provision of any Law or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to Rice or any of its Subsidiaries;

(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give any other Person the right to terminate, modify or cancel, or require any notice, payment or Lien, in each case, any indenture, mortgage, Lien or Contract to which Rice, any owner of any equity interest in any Vantage Midstream Entity or any of the Vantage Midstream Entities is a party or by which any of them is bound or to which any of the Midstream Assets are subject;

(d)    result in the creation of, or afford any Person the right to obtain, any Lien on the Conveyed Interests (other than Liens under the Organizational Documents of the Vantage Midstream Entities) or Midstream Assets (other than Permitted Liens); or

(e)    result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by any of the Vantage Midstream Entities that is necessary for the ownership, lease or operation of the Midstream Assets or the Business as now conducted;

except, in the case of clauses (b), (c), (d) and (e), as would not, individually or in the aggregate, have a Rice Material Adverse Effect.

3.4    Consents. No consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to Rice or any of its Subsidiaries in connection with:

(a)    the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby; or

(b)    the enforcement against Rice or any of its Subsidiaries of its obligations under this Agreement or the other Transaction Documents;

except, in each case, as would not, individually or in the aggregate, have a Rice Material Adverse Effect (each of the foregoing, a “Consent”).

3.5    Laws and Regulations; Litigation.

(a)    There are no pending or, to Rice’s knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against or by Rice or the Vantage Midstream Entities relating to or affecting the Vantage Midstream Entities, the Business or the Midstream Assets (other than Litigation under any Environmental Law, which is the subject of Section 3.6) that would, individually or in the aggregate, have a Rice Material Adverse Effect. Except as would not, individually or in the aggregate, have a Rice Material Adverse Effect, as of the date hereof, no Litigation is pending or, to Rice’s knowledge, threatened to which Rice or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated hereby.

(b)    Except as would not, individually or in the aggregate, have a Rice Material Adverse Effect, none of Rice, any of the Vantage Midstream Entities or any of their respective Subsidiaries (i) has violated or is in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.6) of any Governmental Authority applicable to it, (ii) has received written notice of any violation of any Laws applicable to the conduct of the Business as currently conducted or the ownership and use of the Midstream Assets or (iii) to the knowledge of Rice, is under investigation by any Governmental Authority for potential non-compliance with any Law applicable to the conduct of the Business as currently conducted or the ownership and use of the Midstream Assets.

3.6    Environmental Matters. Except as would not, individually or in the aggregate, have a Rice Material Adverse Effect:

(a)    the Vantage Midstream Entities, and, with respect to the Business or the Midstream Assets, their respective predecessors, (i) have complied and are in compliance with all Environmental Laws, (ii) are not the subject of any outstanding Order pursuant to any Environmental Law, (iii) have received all Permits required of them under applicable Environmental Laws to occupy or use their facilities and to conduct the Business as presently conducted in light of the current stage of development or construction of the Midstream Assets, (iv) have complied and are in compliance with all terms and conditions of any such Permits (and all such Permits are in full force and effect), (v) have not received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental Laws or any liabilities, including any investigatory, remedial or corrective liabilities, relating to any of them or their facilities arising under Environmental Laws, (vi) are not subject to any pending Litigation involving any Environmental Law, (vii) have not owned or operated any property or facility with under- or above-ground storage tanks, asbestos-containing material in any form or condition, materials or equipment containing polychlorinated biphenyls or landfills, surface impoundments or disposal areas, and (viii) have not treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, including any Hazardous Material, or owned or operated any property or facility (and no such property or facility is contaminated by any such substances), in a manner that has given or would give rise to liabilities for response costs, corrective action costs, personal injury, property damage or natural resources damages pursuant to Environmental Laws; and

(b)    to the knowledge of Rice, no facts, events or conditions relating to the past or present facilities, properties or operations of the Vantage Midstream Entities, will prevent, hinder or limit continued compliance with current Environmental Laws, or give rise to any damages or any other liabilities under current Environmental Laws.

3.7    Conveyed Interests.

(a)    The Conveyed Interests (i) constitute 100% of the limited liability company interests in each of the Vantage Midstream Entities and (ii) were duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act). The Conveyed Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, the Vantage Midstream Entities’ Organizational Documents, or any Contract to which Rice or any of its Subsidiaries is a party or to which it or any of its properties or assets is otherwise bound.

(b)    Immediately prior to Closing, Rice will have good and valid record and beneficial title to the Conveyed Interests, free and clear of any and all Liens, and, except as provided or created by the Organizational Documents of the Vantage Midstream Entities or applicable securities Laws, the Conveyed Interests will be free and clear of any restrictions on transfer, Taxes, or claims. There are no preemptive rights, rights of first refusal or other outstanding rights, options, warrants, conversion rights, equity appreciation rights, redemption rights, purchase rights, agreements, calls, subscription agreements, commitments or other securities exercisable or exchangeable for any equity interests of any of the Vantage Midstream Entities, any other commitments or Contracts providing for the issuance of additional equity interests of any of the Vantage Midstream Entities, or for the repurchase or redemption of the Conveyed Interests, or any Contracts of any kind which may obligate any of the Vantage Midstream Entities to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing, the Partnership will have good and valid record and beneficial title to the Conveyed Interests, free and clear of any Liens (other than Liens created after Closing by, through or under the Partnership Group).

(c)    None of the Vantage Midstream Entities has any outstanding bonds, debentures, notes or other Liabilities the holders of which have the right to vote on any matter (or convertible into or exercisable for securities having the right to vote on any matter) with the holders of the Conveyed Interests.

(d)    None of Rice nor the Vantage Midstream Entities is a party to any agreements, arrangements, or commitments obligating it to grant, deliver or sell, or cause to be granted, delivered or sold, the Conveyed Interests, by sale, lease, license or otherwise, other than this Agreement.

(e)    There are no voting trusts, proxies or other agreements or understandings to which any of Rice or the Vantage Midstream Entities is bound with respect to the voting of the Conveyed Interests.

(f)    Contemporaneously with the Closing, the Rice Subsidiaries that own any equity interests in any Vantage Midstream Entity will own and transfer to the Partnership or its designee good and valid record and beneficial title to 100% of the limited liability company interests in each Vantage Midstream Entity free and clear of any and all Liens other than those arising under applicable securities laws.

3.8    Midstream Assets.

(a)    The pipelines and related facilities owned by the Vantage Midstream Entities are sufficient to conduct the Business in a manner materially consistent with past practices.

(b)    Except as would not have a Rice Material Adverse Effect, each of the Vantage Midstream Entities has valid and indefeasible title in fee to all real property and interests in real property constituting part of the Midstream Assets and purported to be owned in fee, and good and valid title to the leasehold estates in all other real property and interests in real property (including rights of way) constituting part of the Midstream Assets (all such property and interests, together with the Rights-of-Way, the “Rice Property”), in each case, free and clear of any Liens except (i) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of the Business consistent with past practices that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof, (ii) Liens for current period Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof, and (iii) other imperfections of title or Liens, including Laws and rights reserved to or vested in any Governmental Authority and the terms and conditions of the instruments creating the Rice Property, that, individually or in the aggregate, do not materially impair the value, or interfere with the present use, of the Midstream Assets or ordinary conduct of the Business (the Liens described in clauses (i), (ii) and (iii) above, being referred to collectively as “Permitted Liens”).

(c)    Collectively, the Vantage Midstream Entities have good and valid title to all tangible personal property constituting part of the Midstream Assets. All tangible personal property included in the Midstream Assets is owned by the Vantage Midstream Entities free and clear of all Liens except Permitted Liens and Liens set forth in Schedule 3.8(c). All tangible personal property included in the Midstream Assets is, in the aggregate, in good operating condition and repair (normal wear and tear excepted) and has been maintained in material compliance with applicable laws and regulations, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use in the Business.

(d)    The Vantage Midstream Entities have such consents, easements, rights-of-way, permits, real property licenses and surface leases (collectively, “Rights-of-Way”) as are sufficient to operate the Business as such Business is being operated as of the Closing Date, except as would not have a Rice Material Adverse Effect. Each of the Vantage Midstream Entities has fulfilled and performed all its material obligations with respect to such Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or that would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not, individually or in the aggregate, have a Rice Material Adverse Effect.

(e)    (i) (A) there are no pending Proceedings to modify the zoning classification of, or to condemn or take by power of eminent domain, all or any part of the Rice Property and (B) neither Rice nor the Vantage Midstream Entities have any knowledge of any such threatened Proceeding, which (in either case), if pursued, would have a Rice Material Adverse Effect, (ii) to the extent located in jurisdictions subject to zoning, the Rice Property is currently properly zoned for the existence, occupancy and use of the Midstream Assets located on such Rice Property, except as would not have a Rice Material Adverse Effect, and (iii) none of the Midstream Assets and the operations thereof are subject to any conditional use permits or “permitted non-conforming use” or “permitted non-conforming structure” classifications or similar permits or classifications, except as would not, either currently or in the case of a rebuilding of or additional construction of improvements, individually or in the aggregate, have a Rice Material Adverse Effect.

3.9    Permits. Each of the Vantage Midstream Entities holds or has a valid right to use, all Permits (other than environmental Permits, which are the subject of Section 3.6) that are necessary for the conduct of the Business and the ownership and operation of the Midstream Assets, each in compliance with applicable Laws, except for those Permits the failure of which to have would not have a Rice Material Adverse Effect. Each of the Vantage Midstream Entities has complied in all material respects with all terms and conditions of such Permits.

3.10    Brokerage Arrangements. Neither Rice nor any of its Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate any member of the Partnership Group to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

3.11    Taxes. Except as would not, individually or in the aggregate, have a Rice Material Adverse Effect:

(a)    all Tax Returns that are required to be filed by or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects;

(b)    all Taxes due and payable by or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full;

(c)    no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.11(a) or any Taxes of or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets are currently pending or have been proposed in writing or have been threatened in writing;

(d)    no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets or any Tax Returns of or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets; and

(e)    Each of the Vantage Midstream Entities will, at Closing, be classified as an entity disregarded as separate from its owner for U.S. federal income Tax purposes in accordance with Treasury Regulation Section 301.7701-3.

3.12    Contracts.

(a)    Except for any Contract entered into after the date hereof in compliance with Section 5.2(a)(vii)(G), none of Rice, the Vantage Midstream Entities and their respective Subsidiaries is a party to or bound by any Contract used in the Business or included among the Midstream Assets that:

(i)	contains any provision or covenant which materially restricts either of the Vantage Midstream Entities from engaging in any lawful business activity or competing with any Person or operate at any location, including any preferential rights, rights of first refusal or rights of first offer granted to third parties;

(ii)	(A) relates to the creation, incurrence, assumption, or guarantee of any Indebtedness by any of the Vantage Midstream Entities or (B) creates a capitalized lease, take-or-pay or keepwell obligation;

(iii)	is in respect of the formation of any partnership, joint venture or other arrangement or otherwise relates to the joint ownership or operation of the assets owned by any of the Vantage Midstream Entities or which requires any of the Vantage Midstream Entities to invest funds in or make loans to, or purchase any securities of, another Person;

(iv)	relates to any commodity or interest rate swap, cap or collar agreements or other similar hedging or derivative transactions;

(v)	is a bond, letter of credit, guarantee or security deposit posted (or supported) by or on behalf of any of the Vantage Midstream Entities;

(vi)	includes the acquisition of assets or properties or the sale of assets or properties (whether by merger, sale of stock, sale of assets or otherwise) in an amount that exceeds $500,000;

(vii)	involves a sharing of profits or losses by any of the Vantage Midstream Entities with any other Person;

(viii)

relates to (A) the purchase of materials, supplies, goods, services, equipment or other assets, (B) the purchase, sale, transporting, treating, gathering, processing or storing of gas or water, or the provision of services related thereto, (C) the construction of capital assets, (D) the management of any part or all of the Midstream Assets or Business, (E) services provided to or in connection with, the Midstream Assets or the Business, (F) the paying of commissions related to the Business, (G)

advertising contracts, (H) contains any make-up or similar rights and (I) other similar types of Contracts of the kind listed in (i) through (vii) above, in the cases of clauses (A), (B), (C), (D), (E), (F), (G) and (I), that provides for annual payments after the date hereof by or to any of the Vantage Midstream Entities in excess of $500,000; and

(ix)	otherwise involves the annual payment after the date hereof by or to any of the Vantage Midstream Entities of more than $500,000 and cannot be terminated by either of the Vantage Midstream Entities on 90 days or less notice without payment by such Vantage Midstream Entity of any material penalty.

(b)    None of Rice, the Vantage Midstream Entities and their respective Subsidiaries has received any material prepayment, advance payment, deposit or similar payment, and has no material refund obligation, with respect to any water, gas or other hydrocarbons (including liquid products) or products that have been, or will be, purchased, sold, transported, gathered, stored or processed by or on behalf of the Vantage Midstream Entities with respect to the Business and will not have been delivered prior to the Closing Date; and (ii) none of the Partnership, the Vantage Midstream Entities and their respective Subsidiaries has received any material compensation for transportation, gathering, storage or processing services with respect to the Business which would be subject to any refund or create any repayment obligation either by or to the Vantage Midstream Entities after the Closing Date, and to the knowledge of the Partnership and the Vantage Midstream Entities, there is no basis for a claim that any such refund is due with respect to the Business.

(c)    Each Contract (including any amendments thereto) relating to the Business (each, a “Midstream Contract”) is in full force and effect and enforceable against the applicable Vantage Midstream Entity and, to Rice’s knowledge, each other party thereto, in accordance with its terms, and none of Rice or the Vantage Midstream Entities, or, to the knowledge of Rice, any other party, is in breach or default thereunder and, to the knowledge of Rice, no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder or would permit termination, modification or acceleration, except, in each case, as would not, individually or in the aggregate, have a Rice Material Adverse Effect.

3.13    No Adverse Changes. From December 31, 2015 to the date of this Agreement:

(a)    there have been no changes in the Midstream Assets or Business that would, individually or in the aggregate, have a Rice Material Adverse Effect;

(b)    the Business and the Midstream Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c)    there has not been any physical damage, destruction or loss individually in excess of $400,000, or in combination with any other physical damage, destruction or loss, in excess of an aggregate of $2,000,000, to any portion of the Midstream Assets, whether or not covered by insurance; and

(d)    with respect to all matters to which Seller has agreed to use its Influence pursuant to Section 5.2, regardless of whether Seller has used its Influence, no such event, circumstance or condition described in such matters has occurred other than those that would not, individually or in the aggregate, have a Rice Material Adverse Effect.

3.14    Financial Statements.

(a)    Rice has made available to the Partnership (i) an audited combined balance sheet of the Midstream Assets as of December 31, 2015, 2014 and 2013 and the related combined statements of income, net investment and cash flows of the Midstream Assets for the twelve-month periods ending December 31, 2015, 2014 and 2013, (the “Annual Financial Statements”); and (ii) an unaudited combined balance sheet of the Midstream Assets as of the period ended June 30, 2016 (the “Interim Balance Sheet”) and the related unaudited combined statements of income, net investment and cash flows of the Midstream Assets for the six month period ending June 30, 2016 (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (A) are consistent with the books and records of the Vantage Midstream Entities, (B) have been prepared in accordance with GAAP, except that such Financial Statements do not include a statement of owner’s equity or footnotes, and (C) present fairly, in all material respects, the combined financial position and operating results of the Vantage Midstream Entities as of, and for the periods ended on, the respective dates thereof, except that such Financial Statements do not include a statement of owner’s equity or footnotes.

(b)    None of the Vantage Midstream Entities has any Liability material to the Midstream Assets or the Business except for (i) Liabilities set forth in the Financial Statements, (ii) Liabilities relating to the Business that have arisen since and including July 1, 2016 in the ordinary course of business consistent with past practice, (iii) Liabilities or obligations arising under executory Contracts entered into in the ordinary course of business consistent with past practices, (iv) Liabilities not required to be presented by GAAP in unaudited financial statements, (v) Liabilities or obligations under this Agreement and (vi) other Liabilities or obligations which in the aggregate would not have a Rice Material Adverse Effect.

(c)    The financial and operating model provided to the Committee and the Partnership Financial Advisor, including the level of capital expenditures necessary to operate the Business, has been prepared in good faith by Rice and based on assumptions believed by Rice to be reasonable (it being understood that forecasts are subject to uncertainties and contingencies and that no representation or warranty is given that any forecast will be realized).

3.15    Regulatory Status. None of the Vantage Midstream Entities is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (b) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. None of the Vantage Midstream Entities has been operated or provided services as a “natural gas company” subject to the jurisdiction of the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas

Act of 1938, as amended. None of the Vantage Midstream Entities has utilized its facilities to provide service as a common carrier subject to the jurisdiction of FERC under the Interstate Commerce Act as such statute is implemented by FERC pursuant to the Department of Energy Organization Act of 1977.

3.16    Bankruptcy. There are no bankruptcy, reorganization or arrangement proceedings pending against, being contemplated by, or to the knowledge of Rice or the Vantage Midstream Entities, threatened against Rice, Vantage I, Vantage II or any of their respective Subsidiaries.

3.17    Books and Records. The books and records of each of the Vantage Midstream Entities and the Business that are necessary for the ownership and operation of the Midstream Assets have been maintained in accordance with prudent industry practice and, to the extent such books and records are in the possession of Rice, such books and records have been made available to the Partnership.

3.18    Insurance. Rice or its Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Midstream Assets and the Business in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Business and the Midstream Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

3.19    Purchase Agreement. Rice will not acquire (i) any Oil and Gas Properties other than the Vantage Oil and Gas Properties or (ii) any entity holding any Oil and Gas Properties, directly or indirectly, other than Vantage I and Vantage II, the Vantage Midstream Entities and their respective Subsidiaries.

3.20    Conflicting Dedication. Except for the Existing Vantage Gathering Agreements, the Vantage Oil and Gas Properties are not subject to any Conflicting Dedication Agreement (as defined in the Existing Gas Gathering Agreement) and are not otherwise dedicated to, or burdened by, any purchase and sale, exchange, compression, gathering, transportation, processing, refining, or oil, gas, or other Hydrocarbon marketing agreement.

3.21    Imbalances. To Rice’s knowledge, none of the Vantage Midstream Entities have any pipeline and production Imbalances or associated material penalties as of the date hereof.

3.22    Securities Laws.

(a)    Rice has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Common Units and is capable of bearing the economic risk of such investment. Rice is an “accredited investor” as that term is defined in Rule 501 of Regulation D (without regard to Rule 501(a)(4)) promulgated under the Securities Act. Rice is acquiring the Common Units for investment for its own account and not with a view toward or for sale in connection with any distribution thereof, or with any present intention of distributing or selling the Common Units. Rice does not have any Contract or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to the Common Units. Rice acknowledges and understands that (i) the acquisition of the Common Units has not been registered under the Securities Act and that Rice is acquiring the Common Units in reliance on an exemption therefrom and (ii) the Common Units will, upon such acquisition, be characterized as “restricted securities” under state and federal securities laws. Rice agrees that the Common Units may be sold, transferred or offered for sale or otherwise disposed of except pursuant to an effective registration statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable state and federal securities laws.

(b)    Rice has undertaken such investigation as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the acquisition of the Common Units. Rice has had an opportunity to ask questions and receive answers from the Partnership regarding the terms and conditions of the sale and transfer of the Common Units and has had the opportunity to ask questions and receive answers from the Partnership concerning the Common Units and the Partnership’s business and assets.

3.23    No Other Representations or Warranties; Schedules. Except as set forth in this Article III, neither Rice nor any of its Affiliates or Subsidiaries makes any other express or implied representation or warranty with respect to the Conveyed Interests, the Midstream Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to Rice that:

4.1    Organization and Existence. The Partnership has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited partnership power and authority to own the Conveyed Interests and the Midstream Assets.

4.2    Authority and Approval; Enforceability. The Partnership has the requisite power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution and delivery by the Partnership of this Agreement and any other Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Partnership. Each of this Agreement and any other Transaction Document to which the Partnership is or will be a party constitutes or will constitute, upon execution and delivery by the Partnership, the valid and binding obligation of the Partnership, enforceable against the Partnership in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3    No Conflict. The other Transaction Documents to which the Partnership is or will be a party and the execution and delivery hereof and thereof by the Partnership do not and will not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a)    conflict with any of the provisions of the Organizational Documents of the Partnership;

(b)    conflict with any provision of any Law or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Partnership;

(c)    conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give any other Person the right to terminate, in each case, any indenture, mortgage, Lien or Contract to which the Partnership is a party or by which any of them is bound or to which any of their properties or assets is subject;

(d)    result in the creation of, or afford any Person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of the Partnership; or

(e)    result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by the Partnership that is necessary for the ownership, lease or operation of its properties and other assets in the conduct of its business as now conducted;

except, in the case of clauses (b), (c), (d) and (e), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

4.4    Special Approval. The Conflicts Committee has determined that the transactions contemplated by this Agreement and the Transaction Documents are not adverse to the interests of the Partnership and the unitholders of the Partnership (other than the General Partner and its Affiliates), with such determination being “Special Approval” as defined in the Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”).

4.5    Delivery of Fairness Opinion. The Partnership Financial Advisor has delivered an opinion to the Conflicts Committee that the Consideration to be paid by the Partnership, as consideration for the Conveyed Interests pursuant to this Agreement is fair to the Partnership and its unitholders (other than the General Partner and its Affiliates) from a financial point of view.

4.6    Brokerage Arrangements. The Partnership has not entered, directly or indirectly, into any Contract with any Person that would obligate Rice or any of its Affiliates to pay any commission, brokerage or “finder’s fee” or other similar fee in connection with this Agreement or the transactions contemplated hereby.

4.7    Investment. The Partnership is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Partnership is not acquiring the Conveyed Interests with a view to or for sale in connection with any distribution thereof or any other security related thereto within the meaning of the Securities Act. The Partnership is familiar with investments of the nature of the Conveyed Interests, understands that this investment involves substantial risks, has adequately investigated the Conveyed Interests and the Business, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in acquiring the Conveyed Interests, and is able to bear the economic risks of such investment. The Partnership has had the opportunity to visit with Rice and meet with the officers of Rice and other representatives to discuss the Midstream Assets, business, assets, liabilities, financial condition, and operations of the Vantage Midstream Entities, has received all materials, documents and other information that the Partnership deems necessary or advisable to evaluate the Midstream Assets, Business or the Conveyed Interests, and has made its own independent examinations, investigations, analyses and evaluations of the Midstream Assets, the Business and the Conveyed Interests, including their own estimate of the value of the Conveyed Interests. The Partnership has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of the Partnership) as it deems adequate.

4.8    No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, the Partnership makes no other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

4.9    Common Units. The Common Units, if and when issued, will have been duly authorized and validly issued in accordance with the Partnership Agreement, and will not have been issued in violation of any preemptive rights, rights of first refusal or other similar rights of any Person. The Partnership’s common units, including the Common Units, are listed on the NYSE, and the Partnership has not received any notice of delisting.

ARTICLE V

CERTAIN COVENANTS

5.1    Mutual Covenants. Subject to the terms and conditions of this Agreement, each of Rice and the Partnership will cooperate with the other and use (and will cause each of its Subsidiaries to use) its commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable and to consummate and make effective, in the most expeditious manner reasonably practicable, the transactions contemplated by this Agreement, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents with or to applicable Governmental Authorities, (ii) obtain promptly all approvals, consents, waivers, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any

Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated by this Agreement, and (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by the Agreement.

5.2    Conduct of the Business. Rice covenants and agrees that from and after the execution of this Agreement and until the Closing, except (i) as expressly contemplated by this Agreement, (ii) as required by applicable Law, or (iii) subject to Section 5.3, with the prior written consent of the Partnership:

(a)    Rice will not, and will not permit any of its Subsidiaries to and will use all of its Influence to cause Vantage I and Vantage II and their respective Subsidiaries not to:

(i)	sell, transfer, assign, convey or otherwise dispose of any of the Conveyed Interests;

(ii)	conduct any of the Business through any Person other than the Vantage Midstream Entities;

(iii)	allow any Permits material to the Business to terminate or lapse other than expirations in accordance with their respective terms, in which case Rice shall (and shall cause the applicable subsidiary to) use its commercially reasonable efforts to obtain an extension or replacement of such expired Permit if necessary for the Business

(iv)	amend the Organizational Documents of any Vantage Midstream Entity;

(v)	utilize any Midstream Asset for any purpose other than in the ordinary course of business (including emergency operations) consistent with past practices in connection with the Business;

(vi)	permit any Lien to be imposed or granted or to exist on the Conveyed Interests other than Permitted Liens;

(vii)	permit any of the Vantage Midstream Entities to:

(A)	sell, transfer, assign, convey or otherwise dispose of any of the Midstream Assets except sales of inventory for fair value in the ordinary course of operating the Business consistent with past practices;

(B)

acquire (including by merger, consolidation or acquisition of equity interest) any Person, make an investment in or a loan to any Person (other than intercompany advances made in the ordinary course of business consistent with past practices), or acquire (including making capital expenditures or leasing (other than leases of equipment made in the ordinary course of operating the Business consistent with past practices cancelable by Rice or the Vantage Midstream Entities upon 90 days’ or less prior notice without penalty)) any assets with an aggregate value in excess of $2,500,000 individually or in combination with any other assets acquired pursuant to this clause (B);

(C)	enter into any joint venture, partnership or similar arrangement;

(D)	incur, permit to exist, issue, repay, redeem or repurchase any Indebtedness or capital leases or issue any debt securities or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any Person, or make any loans or advances, or delay or postpone beyond the applicable due date the payment of accounts payable or other liabilities other than (A) endorsements of checks for deposit, and (B) causing the issuance of letters of credit and performance bonds in the ordinary course of operating the Business consistent with past practice;

(E)	permit any Lien to be imposed or granted or to exist on the Midstream Assets;

(F)	issue, sell, pledge, dispose of, grant, encumber or otherwise transfer, or authorize the issuance, sale, pledge, disposition, grant, repurchase, redemption, encumbrance or other transfer, of any equity interest or make any commitment with respect to any equity interest or declare, set aside or make any distributions or dividends, or make any capital contributions, in respect of any equity interest, except for distributions in respect of the Conveyed Interests of cash, cash equivalents and trade receivables;

(G)	enter into, extend, amend (or waive any right under) in any material respect, or terminate before the expiration of the term thereof, (A) any Contract to which it is a party that is material to the Business, other than to the extent any such Contract terminates in accordance with its terms in the ordinary course of operating the Business consistent with past practices, (B) any Contract of the type described in Section 3.12(a), or (C) any other Contract that is not entered into in the ordinary course of operating the Business consistent with past practices;

(H)	cancel or compromise any debt or claim, initiate or settle any action, litigation, complaint, rate filing or administrative proceeding involving payment by any Vantage Midstream Entity or to any Vantage Midstream Entity, where the terms of all such settlements, cancellations, compromises or agreements are in excess of $100,000 in the aggregate or adversely impact the Conveyed Interests, the Midstream Assets or the Business after such settlement or agreement; and

(viii)	enter into any contract, agreement or commitment to do any of the foregoing.

(b)    From and after the execution of this Agreement, Rice will use all of its Influence to cause each of the Vantage Midstream Entities to, use commercially reasonable efforts to maintain the applicable Midstream Assets in all material respects in such working order and condition as is consistent with past practice;

(c)    From and after the execution of this Agreement, Rice will use all of its Influence to cause each of the Vantage Midstream Entities to, use commercially reasonable efforts to conduct the Business in all material respects in the ordinary course of operating the Business consistent with past practices, including preserving intact the goodwill and relationships with customers, suppliers and others having business dealings with them with respect thereto;

(d)    From and after the execution of this Agreement, Rice will use all of its Influence to cause the Vantage Midstream Entities to, comply in all material respects with all applicable Laws relating to them; and

(e)    From and after the execution of this Agreement, Rice will use all of its Influence to cause the Vantage Midstream Entities to, use commercially reasonable efforts to maintain in full force without interruption its present insurance policies or comparable insurance coverage of the Business and the Midstream Assets.

(f)    Prior to the closing of the Vantage Acquisition, Rice will not take any action under the Purchase Agreement that would reasonably be expected to have a material and adverse effect on the Midstream Assets, the Midstream Contracts or the Vantage Midstream Entities, in each case without the prior written consent of the Partnership.

5.3    Conduct of Business Standard. Notwithstanding anything in Section 5.2 to the contrary, (i) with respect to Sections 5.2(a)(ii), 5.2(a)(iii) and 5.2(a)(vii) (other than (A)-(C) and (F)), the Partnership shall not unreasonably withhold, condition or delay its consent and (ii) with respect to the remainder of Section 5.2, the Partnership may grant or deny granting its consent in its absolute and unfettered discretion.

5.4    Independent Investigation. Each Party acknowledges that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely on its own independent investigation of the Business, the Conveyed Interests and the Midstream Assets and upon the express written representations, warranties and covenants in this Agreement. Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, EACH PARTY ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAS MADE ANY REPRESENTATION OR WARRANTY OTHER THAN THOSE CONTAINED HEREIN, AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE MIDSTREAM ASSETS OR THE BUSINESS (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).

5.5    Post-Closing Receivables and Payments. It is the intention of the Parties that the Partnership receives all benefits of, and bears all risk relating to, arising from, or otherwise attributable to, all facts, circumstances and events occurring after the closing of the Vantage Acquisition with respect to the Business. Should Rice or any of its Subsidiaries receive any payments or make any payments related to the Vantage Midstream Entities or the Business arising from, or otherwise attributable to, the period after the closing of the Vantage Acquisition, then Rice shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt or disbursement of such payments, forward such payments to, or seek reimbursement for such payments from, the Vantage Midstream Entities, or otherwise keep the Vantage Midstream Entities whole with respect to the same.

5.6    Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement or the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

5.7    Tax Covenants.

(a)    The Parties agree that Rice shall bear the liability for any Taxes imposed on or incurred by or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets for any taxable period ending on or prior to the Closing Date and the portion of any Straddle Period ending on and including the Closing Date. The Parties further agree that the Partnership and its partners shall bear the liability for any Taxes imposed on or incurred by or with respect to the Vantage Midstream Entities, the Business or the Midstream Assets for any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

(b)    Proration of Straddle Period Taxes. In the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Taxes that is attributable to the portion of such Straddle Period ending on the Closing Date will be:

(i)

in the case of property or ad valorem or franchise Taxes or any other Taxes that are imposed on a periodic basis and which are measured by, or based solely upon capital, debt or a combination of capital and debt, deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the portion of the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire period; and

(ii)	in the case of all other Taxes, deemed equal to the amount which would be payable if the relevant Straddle Period ended on and included the Closing Date; provided that exemptions, allowances, or deductions that are calculated on an annual basis (including depreciation and amortization deductions) will be allocated between the portion of the Straddle Period ending on and including the Closing Date and the portion of the Straddle Period beginning after the Closing Date in proportion to the number of days in each period.

(c)    With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date by any of the Vantage Midstream Entities, the Business or with respect to the Midstream Assets, the Partnership shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to Rice, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Partnership shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from Rice the amount of Taxes attributable to the portion of the Straddle Period ending on and including the Closing Date pursuant to Section 5.7(a)).

(d)    The Parties shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other Party, (i) to accomplish the apportionment of Tax liability described in this Section 5.7, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such Party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Partnership and Rice will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Midstream Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. Each of the Partnership and Rice agrees, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate, to the extent permitted by applicable Law, any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

5.8    Distribution of Excluded Assets. Prior to Closing, Rice will cause each of the Vantage Midstream Entities to take all actions necessary to distribute, assign and convey the assets, liabilities, rights and obligations described on Exhibit C (the “Excluded Assets”) to an Affiliate of Rice (other than the Partnership or any of its Subsidiaries) (the “Pre-Closing Distribution”). Without limiting the generality of the foregoing, Rice shall ensure that the Pre-Closing Distribution complies with, and is duly authorized in accordance with, Applicable Laws and each of the applicable Organizational Documents and contracts (including restrictions related to available cash for dividends, required capitalization and fraudulent conveyance) and that, following the distribution, the Vantage Midstream Entities will have no Liability with respect to the Excluded Assets.

5.9    Indebtedness and Release of Liens. Rice shall use commercially reasonable efforts to, as soon as reasonably practical but no later than the Closing Date, (i) repay in full and discharge or otherwise obtain a release of any obligations with respect to any Indebtedness and (ii) obtain a release of all Liens set forth on Schedule 3.8(c); in each case, without any post-Closing liability or expense to the Partnership, its Subsidiaries, the Vantage Midstream Entities, their Subsidiaries, the Conveyed Interests or the Business, Rice shall provide proof of such payment, discharge, satisfaction and/or release, as applicable, in full in a form reasonably acceptable to the Partnership at the Closing.

5.10    Existing Gathering Agreements. Rice shall (i) cause the Existing Vantage Gathering Agreements to be terminated and (ii) satisfy any and all obligations, costs and penalties, if any, as a result of such termination. Rice shall not, and shall use its Influence to cause each Vantage Midstream Entity not to, enter into any other gathering agreement, dedication or similar arrangement.

5.11    SEC Matters. Rice acknowledge that the Partnership may be required to include financial statements relating to the Vantage Midstream Entities (“SEC Financial Statements”) in documents filed with the SEC by the Partnership pursuant to the Securities Act or the Exchange Act, and that such SEC Financial Statements may be required to be audited. In that regard, Rice shall cooperate with the Partnership, and provide the Partnership access to such records and personnel of Rice as the Partnership may reasonably request to enable the Partnership, and its representatives and accountants, at the Partnership’s sole cost and expense, to create and audit any SEC Financial Statements that the Partnership deems necessary. Rice hereby consents to the inclusion or incorporation by reference of the SEC Financial Statements in any registration statement, report or other document of the Partnership or any of its Affiliates to be filed with the SEC in which the Partnership or its Affiliate reasonably determines that the SEC Financial Statements are required to be included or incorporated by reference to satisfy any rule or regulation of the SEC or to satisfy relevant disclosure obligations under the Securities Act or the Exchange Act. Upon request of the Partnership, Rice shall use commercially reasonable efforts to cause the external audit firm that audits the SEC Financial Statements to consent to the inclusion or incorporation by reference of its audit opinion with respect to any applicable audited financial statements of the Partnership in any such registration statement, report or other document and to provide customary comfort letters as required by the Partnership’s underwriters. Rice shall provide the Partnership and its independent accountants with access to (i) any audit work papers of Rice’s independent accountants and (ii) any management representation letters provided by Rice to Rice’s independent accountants. Notwithstanding the foregoing, nothing herein shall expand Rice’s representations, warranties, covenants or agreements set forth in this Agreement or give the Partnership, its Affiliates or any third party any rights to which it is not entitled hereunder.

ARTICLE VI

CONDITIONS TO CLOSING

6.1    Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a)    no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and no Law enacted, entered, or issued by any Governmental Authority, preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, shall be in effect;

(b)    the consents listed on Schedule 6.1(b) shall have been obtained; and

(c)    the closing of the Vantage Acquisition shall have occurred.

6.2    Conditions to the Obligation of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a)    Rice shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b)    (i) the Rice Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Rice Material Adverse Effect or similar qualifications contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of Rice made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Rice Material Adverse Effect or similar qualifications contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Rice Material Adverse Effect;

(c)    Rice shall have delivered to the Partnership a certificate, in a form reasonably acceptable to the Partnership, dated the Closing Date and signed by an authorized officer of Rice confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “Rice Closing Certificate”);

(d)    Rice shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.2; and

(e)    between the date hereof and the Closing Date, there shall not have been a Rice Material Adverse Effect.

6.3    Conditions to the Obligation of Rice. The obligation of Rice to proceed with the Closing is subject to the satisfaction or waiver by Rice on or prior to the Closing Date of the following conditions:

(a)    the Partnership shall have performed, in all material respects, the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

(b)    (i) the Partnership Fundamental Representations shall be true and correct (without regard to qualifications as to materiality, Partnership Material Adverse Effect or similar qualifications contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), and (ii) the other representations and warranties of the Partnership made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Partnership Material Adverse Effect or similar qualifications contained therein) as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;

(c)    the Partnership shall have delivered to Rice a certificate, in a form reasonably acceptable to Rice, dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”); and

(d)    the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 7.3.

ARTICLE VII

CLOSING

7.1    Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by Rice and the Partnership, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, Suite 3700, Houston, Texas, immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 6.1, 6.2 and 6.3 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions). The date on which the Closing occurs is referred to as the “Closing Date.”

7.2    Deliveries by Rice. At the Closing, Rice will deliver (or cause to be delivered) to the Partnership the following:

(a)    a counterpart to the Assignment of Conveyed Interests, duly executed by Rice;

(b)    the Existing Gas Gathering Agreement Guaranty, duly executed;

(c)    the Existing Gas Gathering Agreement Amendment, duly executed by Rice Drilling B LLC and Alpha Shale Resources LP;

(d)    the Existing Water Services Agreement Amendment, duly executed by Rice Drilling B LLC;

(e)    releases of the Liens listed on Schedule 3.8(c) in a form reasonably acceptable to the Partnership;

(f)    evidence of payment, satisfaction or release of all Liabilities relating to all Indebtedness, including under the Second Amended and Restated Credit Agreement, dated as of December 20, 2013, among Vantage I, Wells Fargo Bank, N.A., as administrative agent, Wells Fargo Securities, LLC and the lenders party thereto and the Second Lien Term Loan Credit Agreement, dated as of May 8, 2014, among Vantage II, the lenders party thereto and Wilmington Trust, National Association, as administrative agent, in a form reasonably acceptable to the Partnership, including releases of all guarantees relating thereto;

(g)    evidence of the termination of each of the Existing Vantage Gathering Agreements, in a form reasonably acceptable to the Partnership;

(h)    joinder agreements to the Existing Gas Gathering Agreement, as amended by the Existing Gas Gathering Agreement Amendment, duly executed by each of Vantage I, Vantage II and each of their respective Subsidiaries holding Oil and Gas Properties in the Dedication Area (as defined in the Existing Gas Gathering Agreement);

(i)    the Rice Closing Certificate, duly executed by an officer of Rice; and

(j)    a certification of non-foreign status executed by Rice in the form prescribed in Treasury Regulations Section 1.1445-2(b)(2).

7.3    Deliveries by the Partnership. At the Closing, the Partnership and the General Partner will deliver (or cause to be delivered) to Rice the following:

(a)    the Consideration, by wire transfer of immediately available funds to an account specified by Rice;

(b)    a counterpart to the Assignment of Conveyed Interests, duly executed by the Partnership;

(c)    a counterpart to the Existing Gas Gathering Agreement Guaranty, duly executed by the Partnership;

(d)    a counterpart to the Existing Gas Gathering Agreement Amendment, duly executed by the Partnership;

(e)    a counterpart to the Existing Water Services Agreement Amendment, duly executed by Rice Water Services (PA) LLC;

(f)    If the Partnership elects to exercise the right to issue the Common Units as a portion of the Consideration pursuant to Section 2.2, certificates representing the Common Units; and

(g)    the Partnership Closing Certificate, duly executed by an officer of the General Partner.

ARTICLE VIII

INDEMNIFICATION

8.1    Indemnification of Rice and Other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, the Partnership shall indemnify and hold Rice and its Affiliates and their directors, officers, employees, agents and representatives (together with Rice, the “Rice Indemnitees”) harmless from and against any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ or other experts’ fees and reasonable expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the Rice Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach, violation or inaccuracy of a representation or warranty of the Partnership in this Agreement or any certificate delivered pursuant hereto (except for with respect to Section 3.13(a), without regard to qualifications as to materiality or Rice Material Adverse Effect or similar qualifications contained therein) or (b) any breach of any agreement or covenant under this Agreement on the part of the Partnership.

8.2    Indemnification of the Partnership and Other Parties. From and after the Closing Date, subject to the other provisions of this Article VIII, Rice shall indemnify and hold the General Partner, the members of the Partnership Group and their respective directors, officers, employees, agents and representatives (together with the Partnership, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to (a) any breach, violation or inaccuracy of a representation or warranty of Rice in this Agreement or any certificate delivered pursuant hereto (without regard to qualifications as to materiality or Partnership Material Adverse Effect or similar qualifications contained therein), (b) any breach of any agreement or covenant in this Agreement on the part of Rice, (c) the Rice Special Liabilities or (d) all Liabilities related to the Excluded Assets and the Pre-Closing Distribution.

8.3    Indemnification Procedures.

(a)    Each indemnified party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VIII by any third party with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such indemnified party must assert its claim for indemnification under this Article VIII (each, an “Indemnity Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party allegedly required to provide indemnification protection under this Article VIII specifying, in reasonable detail, the nature and basis for such Indemnity Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a demand for indemnification under this Agreement. Notwithstanding the foregoing, an indemnified party’s failure to send or delay in sending a third party Claim Notice will not relieve the indemnifying party from liability hereunder with respect to such Indemnity Claim except to the extent the indemnifying party is prejudiced by such failure or delay and except as is otherwise provided herein. Except as specifically provided herein, each indemnified party’s rights and remedies set forth in this Agreement will survive the Closing.

(b)    In the event of the assertion of any third-party Indemnity Claim for which, by the terms hereof, an indemnified party seeks indemnification from an indemnifying party, the indemnifying party will have the right, at such indemnifying party’s expense, to assume the defense of same, including the appointment and selection of counsel on behalf of the indemnified party so long as such counsel is reasonably acceptable to the indemnified party. If the indemnifying party elects to assume the defense of any such third-party Indemnity Claim, it shall within 20 Business Days of its receipt of the Claim Notice notify the indemnified party in writing of its intent to do so. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. The indemnifying party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Indemnity Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnifying party to a final conclusion or settled at the discretion of the indemnifying party. The indemnified party will be entitled, at its own cost, to participate with the indemnifying party in the defense of any such Indemnity Claim. If the indemnifying party assumes the defense of any such third-party Indemnity Claim but fails to reasonably prosecute such Indemnity Claim, or if the indemnifying party does not assume the defense of any such Indemnity Claim, the indemnified party may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article VIII that the Indemnity Claim was a matter for which the indemnifying party is required to provide indemnification under the terms of this Article VIII, the indemnifying party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c)    If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any third-party Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the third-party Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any third-party Indemnity Claim.

(d)    Notwithstanding anything to the contrary in this Agreement, the indemnifying party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the indemnified party to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the indemnified party or imposes any continuing obligation on or requires any payment from the indemnified party without the indemnified party’s prior written consent.

8.4    Calculation and Payment of Damages.

(a)    In calculating amounts payable to an indemnified party for a claim for indemnification hereunder, the amount of any indemnified Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered under any insurance policy with respect to such Damages or (ii) any prior or subsequent actual recovery from any Person other than the applicable indemnifying party with respect to such Damages.

(b)    The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered.

8.5    Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable pursuant to this Article VIII for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, regardless of the form of action through which such damages are sought, except for any such damages for fraud or recovered by any third party against an indemnified party in respect of which such indemnified party would otherwise be entitled to indemnification pursuant to the terms hereof.

8.6    Limitations on Indemnification.

(a)    To the extent the Partnership Indemnitees are entitled to indemnification for Damages pursuant to Section 8.2(a), Rice shall not be liable for those Damages unless the aggregate amount of Damages exceeds one percent of the Consideration (the “Deductible”), and then only to the extent of any such excess; provided, however, that Rice shall not be liable for Damages pursuant to Section 8.2(a) that exceed, in the aggregate, fifteen percent of the Consideration (the “Cap”) less the Deductible.

(b)    Notwithstanding clause (a) above, (i) to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from fraud or Damages for Taxes arising from a breach, violation or inaccuracy of the representations or warranties in Section 3.11, Rice shall be fully liable for such Damages without regard to the Deductible or the Cap and (ii) to the extent the Partnership Indemnitees are entitled to indemnification for Damages for claims arising from a breach, violation or inaccuracy of a Rice Fundamental Representation, Rice shall be fully liable for such Damages without regard to the Deductible or the Cap.

(c)    To the extent the Rice Indemnitees are entitled to indemnification for Damages pursuant to Section 8.1(a), the Partnership shall not be liable for those Damages unless the aggregate amount of Damages exceeds the Deductible; provided, however, that the Partnership shall not be liable for Damages pursuant to Section 8.1(a) that exceed, in the aggregate, the Cap less the Deductible.

(d)    Notwithstanding clause (c) above, (i) to the extent the Rice Indemnitees are entitled to indemnification for Damages for claims arising from fraud, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap and (ii) to the extent the Rice Indemnitees are entitled to indemnification for Damages for claims arising from a breach, violation or inaccuracy of a Partnership Fundamental Representation, the Partnership shall be fully liable for such Damages without regard to the Deductible or the Cap.

(e)    Notwithstanding anything to the contrary in this Agreement, if (x) the Partnership obtains knowledge of the breach or violation of, or inaccuracy with respect to, any representation or warranty of Rice under this Agreement (regardless of whether such knowledge is obtained by inspection or investigation conducted by or on behalf of the Partnership or its directors, officers, employees, or representatives at any time and regardless of whether notice of such knowledge has been given to Rice), and nonetheless proceeds to the Closing, the Partnership shall not be deemed to have waived any rights and remedies set forth in this Agreement with respect to such breach or inaccuracy, or (y) Rice obtains knowledge of the breach or violation of, or inaccuracy with respect to, any representation or warranty of the Partnership under this Agreement (regardless of whether such knowledge is obtained by inspection or investigation conducted by or on behalf of Rice or its directors, officers, employees, or representatives at any time and regardless of whether notice of such knowledge has been given to the Partnership), and nonetheless proceeds to the Closing, Rice shall not be deemed to have waived any rights and remedies set forth in this Agreement with respect to such breach or inaccuracy.

8.7    Survival.

(a)    The liability of Rice for the breach, violation or inaccuracy of any of the representations and warranties of Rice set forth in Sections 3.1, 3.2, 3.3(a), 3.7, 3.10 and 3.11 (the “Rice Fundamental Representations”) shall be limited to claims for which the Partnership delivers written notice to Rice on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations. The liability of Rice for the breach, violation or inaccuracy of any of the representations and warranties of Rice set forth in Article III other than the Rice Fundamental Representations shall be limited to claims for which the Partnership delivers written notice to Rice on or before the date that is 12 months after the Closing Date.

(b)    The liability of the Partnership for the breach, violation or inaccuracy of any of the representations and warranties of the Partnership set forth in Sections 4.1, 4.2, 4.3(a), 4.4, 4.5, 4.6 and 4.7 (the “Partnership Fundamental Representations”) shall be limited to claims for which Rice delivers written notice to the Partnership on or before the date that is ninety (90) days after the expiration of the applicable statute of limitations. The liability of the Partnership for the breach, violation or inaccuracy of any of the representations and warranties of the Partnership set forth in Article IV other than the Partnership Fundamental Representations shall be limited to claims for which Rice delivers written notice to the Partnership on or before the date that is 12 months after the Closing Date.

(c)    Notwithstanding anything to the contrary in this Section 8.7, if an indemnified party delivers written notice in reasonable detail to an indemnifying party of a claim for indemnification on or prior to the applicable expiration date for such claim, such claim shall survive until finally resolved.

8.8    Mitigation. The Parties agree that an indemnified party’s right to recourse under this Article VIII for any Damages shall be limited to the extent that such indemnified party would not have suffered such Damages had such indemnified party exercised commercially reasonable efforts to mitigate such Damages following the actual discovery by such indemnified party of the fact, event or circumstance giving rise to such Damages.

8.9    Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except as is provided in this Article VIII (other than claims or causes of action arising from fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)).

8.10    Consideration Adjustment. The Parties agree to treat any payments made pursuant to this Article VIII as an adjustment to the Consideration for all Tax purposes, except as otherwise required by applicable Law following a Final Determination.

ARTICLE IX

TERMINATION

9.1    Events of Termination. This Agreement may be terminated at any time prior to the Closing:

(a)    by mutual written consent of Rice and the Partnership;

(b)    by either Rice or the Partnership in writing after December 31, 2016 if the Closing has not occurred by that date, provided that as of such date the terminating Party (and, in the case of the Partnership, the General Partner) is not in material breach, violation or inaccuracy of its representations, warranties or covenants under this Agreement;

(c)    by either Rice or the Partnership in writing without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if the other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached or violated (including inaccuracies) any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the breaching Party shall have a period of 30 days following written notice from the non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d)    by either Rice or the Partnership in writing, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

9.2    Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 9.1, this Agreement shall thereafter become void except for this Section 9.2, Section 5.6 and Article X. Nothing in this Section 9.2 shall be deemed to release any Party from any liability for breach, violation, or inaccuracy of any of its representations, warranties covenants or other obligations occurring prior to such termination by such Party or to impair any rights of any Party under this Agreement.

ARTICLE X

MISCELLANEOUS

10.1    Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

10.2    Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Rice or any Subsidiary of Rice, addressed to:

Rice Energy Inc. (or applicable Subsidiary)

2200 Rice Drive

Canonsburg, Pennsylvania 15317

Attn: Will Jordan, General Counsel

Email: will.jordan@riceenergy.com

(with a copy, which shall not constitute notice, to:)

Latham & Watkins LLP

811 Main Street, Suite 3700

Houston, Texas 77002

Attention: William N. Finnegan IV

                  Sean T. Wheeler

Telephone: (713) 546-7410 (William N. Finnegan IV)

                   (713) 546-7418 (Sean T. Wheeler)

Email:         bill.finnegan@lw.com

            sean.wheeler@lw.com

If to the Partnership, addressed to:

Conflicts Committee of Rice Midstream Management LLC

c/o Rice Midstream Management LLC

2200 Rice Drive

Canonsburg, Pennsylvania 15317

Attn: Chairman

(with a copy, which shall not constitute notice, to:)

Akin Gump Strauss Hauer & Feld LLP

1111 Louisiana, Suite 4400

Houston, Texas 77002

Attention: J. Vincent Kendrick

                 Eric L. Muñoz

Telephone: (713) 220-5839 (J. Vincent Kendrick)

                   (713) 250-2226 (Eric L. Muñoz)

Fax:            (713) 236-0822

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

10.3    Governing Law and Venue. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Texas without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction. The courts of the State of Texas, or the federal courts located in the Southern District of Texas shall be the exclusive venue for any dispute regarding this Agreement.

10.4    Public Statements. Prior to the Closing, the Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that such a public announcement or statement may be required by applicable law or securities exchange regulations.

10.5    Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three Business Days prior to the proposed date of payment.

10.6    Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior oral agreements and understandings among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VIII or Section 10.15 contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to in clause (i) above herein or delivered pursuant hereto, including the exhibits and schedules hereto and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition in this Agreement or any Transaction Document may be waived by the Party or Parties entitled to the benefits thereof only by a written instrument signed by the Party or Parties granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

10.7    Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by any Party without the prior written consent of the other Parties. Provided that the Partnership may assign all or any of its rights and/or obligations (i) to a Subsidiary, (ii) by way of a merger or consolidation or a sale of all or substantially all of its assets, or (iii) pursuant to granting a Lien to financiers in a bona fide lending transaction or in connection with any foreclosure, power of sale or settlement thereof; provided no such assignment shall relieve the Partnership of any of its obligations under this agreement.

10.8    Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

10.9    Interpretation.

(a)    The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b)    The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c)    Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d)    References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e)    References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

(f)    References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

(g)    Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

(h)    Unless otherwise expressly provided herein to the contrary, accounting terms shall have the meaning given by GAAP.

10.10    Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is readily apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

10.11    Counterparts. This Agreement may be executed in two or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

10.12    Determinations by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (a) pursuant to the terms of this Agreement on or prior to the Closing Date or (b) pursuant to Article VIII after the Closing Date, such notice, consent, approval or waiver shall be taken or given only by the Conflicts Committee on behalf of the Partnership.

10.13    Representation by Counsel. Each Party agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and the documents referred to herein, and that it has executed the same upon the advice of such independent counsel. Each Party and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto shall be deemed the work product of the Parties and may not be construed against any Party by reason of its preparation. Therefore, the Parties waive the application of any Law providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

10.14    Disclosure Schedules. The inclusion of any information (including dollar amounts) in any schedule hereto shall not be deemed to be an admission or acknowledgment by a Party that such information is required to be listed on such schedule or is material to or outside the ordinary course of the business of such Party or the Person to which such disclosure relates. The information contained in this Agreement, the Exhibits and the Schedules is disclosed solely for purposes of this Agreement, and no information contained in this Agreement, the Exhibits or the Schedules shall be deemed to be an admission by any Party to any third Person of any matter whatsoever (including any violation of a legal requirement or breach of contract). The disclosure contained in any section of a disclosure schedule may be incorporated by reference into any other disclosure schedule section contained therein, and shall be deemed to have been so incorporated into any other disclosure schedule section so long as it is readily apparent that the disclosure is applicable to such other disclosure schedule.

10.15    No Recourse Against Non-Parties. All claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, may be made only against the entities that are expressly identified as Parties. No Person who is not a named Party to this Agreement, including any director, officer, employee, member, partner (general or limited), securityholder, Affiliate, agent, attorney or representative of any named Party to this Agreement (“Non-Party Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any obligations or liabilities arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of this Agreement or its negotiation or execution; and each Party hereto waives and releases all such liabilities, claims and obligations against any such Non-Party Affiliates. Non-Party Affiliates are expressly intended as third-party beneficiaries of this provision of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

RICE ENERGY INC.

By:	/s/ Daniel J. Rice IV
Name:	Daniel J. Rice IV
Title:	Chief Executive Officer

RICE MIDSTREAM PARTNERS LP

By:	Rice Midstream Management LLC, its general partner

By:	/s/ Rob Wingo
Name:	Rob Wingo
Title:	Senior Vice President, Chief Operating Officer

Signaure Page to Purchase Agreement